
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                       American Radio Systems Corporation

                                   EXHIBIT 12

 (In thousands, except ratio data)
                                                         Three          Three         Six          Six
                                                         Months         Months       Months       Months
                                                         Ended          Ended        Ended        Ended
                                                        June 30,       June 30,     June 30,     June 30,
                                                        --------       --------     --------     -------
                                                          1996           1995         1996         1995
                                                          ----           ----         ----         ----



Computation of Earnings:
Income from continuing operations before
    income taxes                                        $ 4,018        $ 1,127       $ 3,191     $10,301
Add:
Interest expense (1)                                      4,262          2,703         8,964       5,885
Rent expense (2)                                            234            120           429         241
                                                        -------        -------       -------     -------
Earnings as adjusted                                      8,514          3,950        12,584      16,427


Computation of Fixed Charges:
Interest expense (1)                                      4,262          2,703         8,964       5,885
Rent expense (2)                                            234            120           429         241
Preferred dividends                                         134            297           134         815
Fixed charges                                             4,630          3,120         9,527       6,941

Ratio of earnings to combined fixed charges                1.84           1.27          1.32        2.37



- ------------------

(1)  Interest expense includes amortization of deferred financing costs.
(2)  Rent expense fixed charge is assumed to be 30% of gross operating rent charges.